Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the WCI Communities, Inc. 2013 Incentive Award Plan, WCI Communities, Inc. Amended and Restated 2013 Long Term Incentive Plan, and WCI Communities, Inc. Amended and Restated 2013 Director Long Term Incentive Plan of our report dated April 18, 2013 (except for Note 20A, as to which the date is July 18, 2013, and Note 20B, as to which the date is July 22, 2013) with respect to the consolidated financial statements of WCI Communities, Inc. included in its Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida
July 23, 2013